Exhibit 99.1

Quintana Maritime Limited

Pandoras 13 & Kyprou Street

166 74 Glyfada

Greece

NEWS RELEASE

QUINTANA MARITIME LIMITED REPORTS THIRD QUARTER 2007

RESULTS AND DECLARES DIVIDEND OF $0.31 PER SHARE

ATHENS, GREECE – November 5, 2007 – Quintana Maritime Limited (NASDAQ: QMAR), a leading international provider of dry bulk transportation services, announced today its operating and financial results for the three months and nine months ended September 30, 2007.

Third Quarter 2007 Highlights:

•	Initiated strategic review process to enhance shareholder value;

•	Increased net revenues by approximately 156% to $64.0 million from $ 25.0 million in the third quarter of 2006;

•	Increased Adjusted Net Income by approximately 262% to $22.1 million from $6.1 million in the third quarter of 2006;

•	Increased Adjusted EBITDA by approximately 163% to $46.6 million from $17.7 million in the third quarter of 2006;

•	Completed sale-leaseback transactions for our 7 oldest Panamax vessels, receiving net proceeds of approximately $250 million; and

•	Paid down $185 million of debt with part of the net proceeds from the sale-leaseback.

Third Quarter 2007 Results:

For the third quarter of 2007, Quintana reported net income of $7.6 million, or $0.13 per diluted share, compared to a net loss of $7.6 million, or $0.19 per diluted share, in the third quarter of 2006. This includes a non-cash unrealized swap loss of $14.5 million on our interest-rate swap. Before this loss, our net income was $22.1 million, or $0.39 per diluted share, an increase of approximately 144% over the $0.16 per diluted share in the third quarter last year. Net revenues for the third quarter were $64.0 million compared to $25.0 million in the third quarter of 2006.

Adjusted EBITDA for the third quarter of 2007 was $46.6 million, an increase of $28.9 million, or approximately 163%, over Adjusted EBITDA of $17.7 million in the third quarter of 2006. During the third quarter of 2007, Quintana operated an average of 29 vessels, earning an average time charter equivalent (TCE) rate of $25,517 per ship per day. During the corresponding quarter in 2006, the Company operated an average of 13.4 vessels, earning an average TCE rate of $21,439 per day.

Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime, commented, “Before the non-cash interest-rate swap loss, the third quarter was the most profitable quarter since the Company’s inception. Our Adjusted Net Income almost tripled over the same quarter last year due to the strong growth of our fleet secured last year. We are very pleased to see the impact of the Metrobulk acquisition paying off for our shareholders. We believe our Company will continue to strongly benefit from our secured growth as well as from charter renewals over the next six to nine months.”

Nine Months Ended September 30, 2007:

For the nine-month period ended September 30, 2007, Quintana reported net income of $49.5 million, or $0.88 per diluted share, compared to net income of $2.0 million, or $0.07 per diluted share, in the first nine months of 2006. This includes a non-cash unrealized swap loss of $5.6 million on our interest-rate swap. Before this loss, net income was $55.1 million, or $0.98 per diluted share, an increase of approximately 81% over $0.54 per diluted share for the corresponding period last year. Net revenues for the first nine months of 2007 were $171.5 million, compared to $66.3 million a year ago.

Adjusted EBITDA for the nine month period in 2007 was $133.6 million, an increase of $87.1 million, or 187%, over Adjusted EBITDA of $46.5 million in the corresponding period in 2006. During the nine month period, Quintana operated an average of 27.5 vessels, earning an average TCE rate of $24,479 per ship per day. During the corresponding period in 2006, the Company operated an average of 11.4 vessels, earning an average TCE rate of $22,530 per day.

Strategic Review

The Company announced on October 16, 2007 that its Board of Directors, after a series of discussions, has decided to evaluate strategic alternatives in order to enhance shareholder value. The Board has retained Citi and Dahlman Rose to advise it during its deliberations.

Time Charter Renewals and Coverage:

A 1997 built Panamax ship, Barbara, will commence a charter with Cargill in early November for a period between 5 to 7 months at a net daily rate of approximately $79,000 per day.

The Company has now secured 100% time charter coverage for the remaining part of 2007, and approximately 90%, 80% and 71% for 2008, 2009 and 2010 respectively. As a result, the projected net revenues under fixed time charters for those years will be approximately $238 million, $202 million and $195 million respectively, based on projected fixed time charter revenues and assuming charterers redeliver vessels at the latest date possible under the charters.

Mr. Molaris commented, “We believe that the current size of the fleet together with our significant charter coverage will allow us to optimize our chartering practices in the future, including more aggressive trading of vessels in the spot market or under short term period charters if we determine that market conditions are appropriate. We believe this strategy would allow us to generate additional upside potential during a buoyant market without risking significant revenues in case of a market downturn.”

Dividend:

The Board of Directors of Quintana has declared a dividend of $0.31 per share, payable on November 23, 2007 to all shareholders of record as of November 12, 2007. The dividend payment of $0.31 per share reflects the Board of Directors’ guidance of a minimum annualized payment of $1.17 per share for 2007.

Paul J. Cornell, Quintana’s Chief Financial Officer, commented, “We are pleased to have declared our tenth consecutive quarterly dividend. This demonstrates a consistent track record of dividend payments, while we continue to grow the company’s fleet. We remain committed to continue rewarding our shareholders with a consistently growing dividend”

Sale-Leaseback:

As previously announced, Quintana entered into a sale-leaseback of seven of its oldest Panamax vessels. The aggregate net proceeds to Quintana were approximately $250 million. Under the leaseback arrangement, Quintana has agreed to lease the vessels back from the buyers for a period of 8 years under a bareboat arrangement. The average daily bareboat rate will be approximately $12,700 per day per vessel for the 8 year period. Quintana retains commercial and technical control of the vessels and continues to earn charter hire on the time charters on the vessels.

Quintana used $185 million from the proceeds of the transaction to prepay debt outstanding under its revolving credit facility. The remaining proceeds from the transaction of approximately $65 million in cash have been retained by the Company.

The transaction has resulted in a book loss of approximately $3.3 million, mainly due to the payment of $3.8 million in arrangement fees, which will be amortized over the 8-year terms of the bareboat charters. The book cost of the vessels approximated the net selling price.

Mr. Molaris stated, “The sale-leaseback successfully reduced the average age of our fully owned fleet and mitigated the residual value risk from the Company’s pre-2000 built fleet by exploiting the current strong market conditions. The transaction has strengthened our balance sheet and liquidity capability without materially diluting our earnings or our distributable cash flow capability. We believe that the combination of our decreasing leverage and the significant time charter coverage provides the Company with the financial flexibility to take advantage of opportunities as they arise and to continue to pay out dividends to our shareholders.”

Warrants:

In the first nine months of 2007, 4,620,524 of the 8,182,232 originally issued warrants were exercised, and the Company received net proceeds of $35.9 million. To date, 5,945,112 warrants have been exercised, and the Company has received net proceeds of approximately $45.5 million from the exercise. As of September 30, 2007, 2,237,120 warrants remained outstanding. If the remaining warrants were exercised, the Company would expect to receive additional gross proceeds of approximately $17.9 million.

Management of Interest-Rate Risk:

Our revolving credit facility bears interest at a floating rate. Because we determined that fixing an interest rate would be beneficial to the Company and its shareholders, the Company entered into an interest rate swap agreement, effective from July 1, 2006 through December 31, 2010, which effectively fixes interest payments under our revolving credit facility at 5.985%, inclusive of the spread.

Because the swap does not qualify for hedge accounting, the Company is required to mark to market the fair value of the hedge at the end of every reporting period, which may result in significant fluctuations from period to period. The non-cash liability of $15.4 million at September 30, 2007, after a non-cash loss of $14.5 million was recorded during the third quarter of 2007, reflects the fair value of the hedge at the end of the period. This charge was primarily due to the fact that the variable-rate interest portion of the swap is tied to forward LIBOR rates, which decreased during the third quarter of 2007.

Conference Call Cancellation:

In light of the Company’s recent announcement regarding its evaluation of strategic alternatives, management will not conduct a conference call discussing the Company’s quarterly results.

—Financial Statements and Other Financial Data follows—

QUINTANA MARITIME LIMITED

CONSOLIDATED BALANCE SHEETS

(All amounts expressed in thousands of U.S. Dollars except share data)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$99,801	$21,335
Inventories	2,810	1,649
Due from charterers, net	2,142	1,159
Other receivables	1,270	1,196
Prepaid expenses and other current assets	4,630	986

Total current assets	110,653	26,325
Property and equipment:
Vessels, net of accumulated depreciation of $79,728 and $40,899	1,031,520	987,623
Advances for acquisition of vessels / new buildings	53,071	26,310
Other fixed assets, net of accumulated depreciation of $497 and $265	792	429

Total property and equipment	1,085,383	1,014,362
Deferred charges:
Financing costs, net of accumulated amortization of $2,963 and $2,169	4,911	4,588
Time charter premium, net of accumulated amortization of $4,134 and $2,551	5,366	6,949
Dry-docking costs, net of accumulated amortization of $2,400 and $970	8,617	5,216
Loss on sale-leaseback, net of accumulated amortization of $80 and $0	3,228	—

Total assets	$1,218,158	$1,057,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$68,968	$47,000
Accounts payable	3,194	5,369
Sundry liabilities and accruals	15,226	2,776
Deferred income	11,433	2,777

Total current liabilities	98,821	57,922
Long-term debt, net of current portion	626,350	564,960
Interest-rate swap loss	15,448	9,840

Total liabilities	$740,619	$632,722
Commitments and contingencies
Minority interests in equity of consolidated joint ventures	8,680	—

Stockholders’ equity:
Common stock at $0.01 par value, 100,000,000 shares authorized, 55,113,766 and 50,026,533 shares outstanding	552	501
Additional paid-in capital	483,071	442,776
Common stock to be issued for warrants exercised	—	1,438
Accumulated deficit	(14,764)	(19,997)

Total stockholders’ equity	468,859	424,718

Total liabilities and stockholders’ equity	$1,218,158	$1,057,440

QUINTANA MARITIME LIMITED

CONSOLIDATED INCOME STATEMENTS

(All amounts expressed in thousands of U.S. Dollars except share and per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Time charter revenue	$66,101	$24,965	$178,839	$64,857
Voyage revenue	955	1,243	955	4,474
Commissions	(3,065)	(1,175)	(8,308)	(3,015)

Net revenue	63,991	25,033	171,486	66,316
Expenses:
Vessel operating expenses	9,555	4,057	26,027	11,380
Voyage expenses	40	1,448	40	4,068
Charter hire expense	6,277	—	6,277	—
General and administrative expenses	3,879	2,706	11,749	7,197
Depreciation and amortization	12,574	7,411	40,491	19,600

Total expenses	32,325	15,622	84,584	42,245

Operating income	31,666	9,411	86,902	24,071
Other (expenses) / income:
Interest expense	(10,957)	(3,386)	(34,545)	(8,350)
Interest income	935	441	2,048	570
Finance costs	(293)	(1,946)	(794)	(2,073)
Interest-rate swap loss	(14,092)	(11,892)	(4,836)	(11,892)
Foreign exchange gains/(losses) and other, net	333	(217)	678	(373)

Total other expenses	(24,074)	(17,000)	(37,449)	(22,118)
Minority interest in net loss of consolidated joint ventures	43	—	71	—

Net income / (loss)	$7,635	$(7,589)	$49,524	$1,953

Weighted average shares outstanding:
Basic	55,002,903	37,569,368	54,218,091	28,153,771
Diluted	56,927,051	38,922,043	56,336,389	28,928,204
Per share amounts:
Basic earnings per share	$0.14	$(0.20)	$0.91	$0.07
Diluted earnings per share	$0.13	$(0.19)	$0.88	$0.07
Cash dividends declared per ordinary share	$0.31	$0.21	$0.79	$0.28

QUINTANA MARITIME LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts expressed in thousands of U.S. Dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$49,524	$1,953
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	40,491	19,600
Amortization of deferred financing costs	794	2,073
Amortization of time charter fair value	1,583	1,583
Amortization of loss on sale-leaseback	80	—
Stock-based compensation	3,020	1,626
Minority interest share in net loss of consolidated joint ventures	(71)	—
Unrealized interest-rate swap loss	5,610	11,892
Changes in assets and liabilities:
Increase in inventories	(1,161)	(933)
Increase in due from charterers, net	(983)	(1,291)
Increase in other receivables	(74)	(313)
Increase in prepaid expenses and other current assets	(3,644)	(110)
(Decrease) / increase in accounts payable	(2,175)	1,518
Increase / (decrease) in sundry liabilities and accruals	11,536	(1,006)
Increase in deferred income	8,656	1,100
Dry-docking costs paid	(3,917)	(1,059)

Net cash from operating activities	$109,269	$36,633

Cash flows from investing activities:
Vessel acquisitions	(309,138)	(398,147)
Advances for acquisitions of vessels / new buildings	(53,071)	(34,000)
Vessel disposals, net of sale costs	249,413	—
Purchases of other fixed assets	(594)	(183)

Net cash used in investing activities	$(113,390)	$(432,330)

Cash flows from financing activities:
Proceeds from long-term debt	282,858	459,500
Repayment of long-term debt	(199,500)	(210,000)
Payment of financing costs	(1,117)	(4,784)
Proceeds from warrants exercised, net of issuance costs	35,886	—
Contributions from minority interest holders of consolidated joint ventures	8,751	—
Proceeds from issue of preferred stock, net	—	190,938
Issuance costs of preferred stock		(7,672)
Dividends paid	(44,291)	(21,729)

Net cash from financing activities	$82,587	$406,253

Net increase in cash and cash equivalents	78,466	10,556
Cash and cash equivalents at beginning of period	21,335	4,259

Cash and cash equivalents at end of the period	$99,801	$14,815

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$25,401	$10,797
Capitalized interest on new buildings	$1,320	—

Non-cash investing and financing activities:
Conversion of 12% Mandatorily Convertible Preference Stock	—	$190,938

OTHER FINANCIAL DATA

Quintana Maritime Limited

Reconciliation of Net Income to Adjusted EBITDA

(All amounts expressed in thousands of U.S. Dollars)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Net Income / (Loss)	$7,635	$(7,589)	$49,524	$1,953

Interest and finance costs, net	10,315	4,891	33,291	9,853
Depreciation and amortization	12,574	7,412	40,491	19,600
Unrealized Swap Loss	14,484	11,892	5,610	11,892
Amortization of loss on sale-leaseback	80	—	80	—
Amortization of time charter fair value	528	528	1,583	1,583
Stock-based compensation	1,027	598	3,020	1,626

Adjusted EBITDA	$46,643	$17,732	$133,599	$46,507

Quintana Maritime Limited Reconciliation of Net Income to Adjusted Net Income (All amounts expressed in thousands of U.S. Dollars)
	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Net Income / (Loss)	$7,635	$(7,589)	$49,524	$1,953
Unrealized Swap Loss	14,484	11,892	5,610	11,892
Write-off of unamortized financing costs	—	1,833	—	1,833

Adjusted Net Income	$22,119	$6,136	$55,134	$15,678

Quintana Maritime Limited Reconciliation of Earnings Per Share (Diluted) to Adjusted Earnings Per Share (Diluted) (All amounts expressed in U.S. Dollars)
	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Net Income / (Loss)	$0.13	$(0.19)	$0.88	$0.07
Unrealized Swap Loss	$0.26	0.30	0.10	0.41
Write-off of unamortized financing costs	—	0.05	—	0.06

Adjusted earnings per share (diluted)	$0.39	$0.16	$0.98	$0.54

Disclosure of Non-GAAP Financial Measures

Adjusted EBITDA represents net income plus interest and finance costs, including capitalized interest, plus depreciation and amortization and income taxes, if any, plus deferred stock-based compensation, and amortization of time charter fair value and unrealized interest-rate swap gain or loss, which are non-cash items. Adjusted EBITDA is included because it is used by certain investors to measure a company’s financial performance and by the Company as a financial target. Adjusted EBITDA is a “non-GAAP financial measure” and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. Adjusted EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, working capital requirements and determination of dividends. While Adjusted EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of Adjusted EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

Adjusted Net Income represents net income plus unrealized interest-rate swap gain or loss, which is a non-cash item, and other significant one-off expenses that were incurred in the periods presented. Adjusted Earnings per Share (diluted) represents Adjusted Net Income divided by weighted average shares outstanding (diluted). These measures are “non-GAAP financial measures” and should not be considered substitutes for net income or earnings per share (diluted), respectively, as reported under GAAP. The Company has included an adjusted net income and adjusted earnings per share calculation in this period in order to allow comparability between the Company’s performance in the reported periods and its performance in prior periods.

ABOUT QUINTANA MARITIME LIMITED

Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns a fleet of 22 vessels and, together with 7 Panamax vessels under bareboat charters, operates 29 vessels, including 14 Kamsarmax bulkers, 11 Panamax vessels and 4 Capesize vessels with a total carrying capacity of 2,644,043 dwt. The dwt weighted average age of the vessels, excluding the seven vessels on bareboat charters, is 3.0 years. In addition, Quintana has ordered 8 Capesize newbuilding vessels, one of which will be wholly owned and the remaining seven of which will be partially owned through joint ventures. Once all acquisitions and newbuilding orders are completed and assuming no further vessel disposals, Quintana will operate a fleet of 37 dry bulk vessels, including 12 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels, with a total capacity of 4,086,043 dwt. The dwt weighted average age of the whole fleet, including the Capesize vessels on order and excluding the seven vessels sold and leased back, is currently 1.8 years.

Forward Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com

APPENDIX

The following key indicators highlight the Company’s financial and operating performance during the 3 months ended September 30, 2007 and 2006 and the 9 months ended September 30, 2007 and 2006:

	Three Months Ended Sep 30, 2007			Three Months Ended Sep 30, 2006
	PANAMAX	CAPESIZE	TOTAL	PANAMAX	CAPESIZE	TOTAL
Total Ownership days	2,300	368	2,668	988	184	1,172
Operating days under fixed rate time charter	2,188	368	2,556	893	178	1,071
Operating days under variable rate time charter	91	—	91	91	—	91
Utilization	99.1%	100.0%	99.2%	99.6%	96.9%	99.1%
Time charter equivalent per ship per day – fixed rate tc (1)	$22,267	$35,228	$24,133	$19,784	$30,964	$21,645
Time charter equivalent per ship per day – variable rate tc (2)	$64,675	—	$64,675	$25,221	—	$25,221
Net daily revenue per ship per day	$22,590	$34,027	$24,168	$19,298	$28,708	$20,775
Vessel operating expenses per ship per day	$(3,474)	$(4,250)	$(3,581)	$(3,401)	$(3,786)	$(3,461)
Net Operating Cash Flow per ship per day before general and administrative expenses	$19,116	$29,777	$20,587	$15,897	$24,922	$17,314

	Nine Months Ended Sep 30, 2007			Nine Months Ended Sep 30, 2006
	PANAMAX	CAPESIZE	TOTAL	PANAMAX	CAPESIZE	TOTAL
Total Ownership days	6,582	920	7,502	2,436	545	2,982
Operating days under fixed rate time charter	6,243	919	7,162	2,151	526	2,677
Operating days under variable rate time charter	246	—	246	272	—	272
Utilization	98.6%	99.9%	98.7%	99.5%	96.3%	98.9%
Time charter equivalent per ship per day – fixed rate tc (1)	$22,033	$34,597	23,645	$20,500	$32,314	$22,820
Time charter equivalent per ship per day – variable rate tc (2)	$48,700	—	$48,700	$19,696	—	$19,696
Net daily revenue per ship per day	$21,634	$33,301	$23,064	$19,411	$29,764	$21,306
Vessel operating expenses per ship per day	$(3,387)	$(4,057)	$(3,469)	$(3,804)	$(3,870)	$(3,816)
Net Operating Cash Flow per ship per day before general and administrative expenses	$18,247	$29,244	$19,595	$15,607	$25,894	$17,490

(1)	M/V Iron Beauty was acquired with an existing time charter at an above-market rate. The company deducts the fair value of the time charter from the purchase price of the vessel and allocates it to a deferred asset which is amortized over the remaining period of the time charter as a reduction to hire revenue. This results in a daily rate of approximately $ 30,600 as recognized revenue. For cash flow purposes the company will continue to receive $ 36,500 per day, less commissions.
(2)	M/V Barbara, one of our seven bareboat charter-in vessels, operated for most of the third quarter of 2007 and previous periods under a time charter agreement with Cargill. The time charter rate received was variable, equal to the 4 T/C Route based on the Baltic Average.

Glossary of Terms

Average number of vessels This is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

Ownership days We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

Operating days We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to planned dry docking repairs or any other, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization We calculate fleet utilization by dividing the number of our operating days during a period by the number of our Ownership days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

TCE per ship per day We define TCE (time-charter equivalent) per ship per day rate as our voyage and time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. TCE rate is a shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

Net daily revenue We define the daily TCE rate net of commissions but including idle time.

Vessel operating expenses per ship per day This include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. We define as our total operating costs divided by the ownership days.

Fleet Table as of November 5, 2007

CURRENT FLEET	Type	DWT	Year Built	Age (in yrs)	TC Expiration Date (maximum period)
Lowlands Beilun	Capesize	170,162	1999	8.5	June 2010
Iron Manolis (A)	Kamsarmax	82,300	2007	0.6	December 2010
Iron Brooke (A)	Kamsarmax	82,300	2007	0.7	December 2010
Iron Miner	Capesize	177,000	2007	0.7	April 2012
Iron Lindrew (A)	Kamsarmax	82,300	2007	0.8	December 2010
Iron Knight (A)	Panamax	76,429	2004	3.4	December 2010
Coal Hunter (A)	Kamsarmax	82,300	2006	1.0	December 2010
Pascha (A)	Kamsarmax	82,300	2006	0.9	December 2010
Coal Gypsy (A)	Kamsarmax	82,300	2006	0.9	December 2010
Iron Anne (A)	Kamsarmax	82,000	2006	1.2	December 2010
Iron Vassilis (A)	Kamsarmax	82,000	2006	1.3	December 2010
Iron Bill (A)	Kamsarmax	82,000	2006	1.5	December 2010
Santa Barbara (A)	Kamsarmax	82,266	2006	1.7	December 2010
Ore Hansa (A)	Kamsarmax	82,229	2006	1.7	December 2010
Iron Kalypso (A)	Kamsarmax	82,204	2006	1.2	December 2010
Iron Fuzeyya (A)	Kamsarmax	82,229	2006	1.8	December 2010
Iron Bradyn (A)	Kamsarmax	82,769	2005	2.8	December 2010
Grain Harvester (A)	Panamax	76,417	2004	3.3	December 2010
Grain Express (A)	Panamax	76,466	2004	3.6	December 2010
Kirmar (B)	Capesize	165,500	2001	6.1	March 2008
Iron Beauty (B)	Capesize	165,500	2001	6.4	June 2010
Coal Pride	Panamax	72,600	1999	7.9	June 2010
Iron Man (C)(J)	Panamax	72,861	1997		August 2010
Coal Age (C)(J)	Panamax	72,861	1997		December 2008
Fearless I (C)(J)	Panamax	73,427	1997		June 2008
Barbara (D)(J)	Panamax	73,390	1997		June 2008
Linda Leah (D)(J)	Panamax	73,390	1997		October 2009
King Coal (J)	Panamax	72,873	1997		May 2008
Coal Glory (C)(J)	Panamax	73,670	1995		August 2008
Total Current Fleet	29 Vessels	2,644,043		3.0 years ave. (K)

FLEET TO BE DELIVERED	Type	DWT	Year Built	Age (in yrs)		Delivery Range
2008
Newbuilding 1(E)	Capesize	180,000	2008	*		November 2008
2010
Newbuilding 2(E)(H)	Capesize	180,000	2010	*		March 2010
Newbuilding 3(F)(I)	Capesize	181,000	2010	*		October 2010
Newbuilding 4(F)(I)	Capesize	181,000	2010	*		December 2010
Newbuilding 5(G)(I)	Capesize	180,000	2010	*		May 2010
Newbuilding 6(G)(I)	Capesize	180,000	2010	*		June 2010
Newbuilding 7(G)(I)	Capesize	180,000	2010	*		July 2010
Newbuilding 8(G)(I)	Capesize	180,000	2010	*		August 2010
TOTAL FLEET TO BE DELIVERED	8 Vessels	1,442,000
TOTAL FLEET	37 Vessels	4,086,043		1.8 year ave.	(K)

*	Under Construction

(A), (B), (C), (D), (E), (F) and (G) indicate sister ships. As of July 2, 2007 Quintana had seven sets of sister ships. All seventeen ships that were acquired from Metrobulk acquisition are sister ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister-ship concept further enhances our operational flexibility and efficiency.

(H)	Quintana holds a 42.8% interest in the joint venture that will own this vessel.
(I)	Quintana will hold a 50% interest in the joint ventures that will own these vessels.
(J)	Quintana has sold and leased back these ships on a bareboat charter through July 2015.
(K)	On a dwt weighted average and excluding the 7 vessels sold and leased back.

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